Exhibit 3.1

AMENDMENT OF BYLAWS –UNCERTIFICATED SHARES;
DIRECT REGISTRATION SYSTEM

RESOLVED, that the Bylaws of the Corporation hereby are amended to permit the issuance of uncertificated shares, either as original issue shares or in exchange for previously certificated shares, so that Article V – Stock of the Bylaws shall read in its entirety as follows [stricken language is deleted, underscored language is added]:

SECTION 5.01.   Certificates for Stock; Uncertificated Shares.  ~~Each stockholder is entitled to certificates which represent and certify the shares of stock he holds in the Corporation.~~The shares of stock of the Corporation may be represented by certificates or uncertificated as provided in Maryland law.

(a)           Certificates for Stock.To the extent shares are represented by a certificate, the certificate shall be issued in accordance with the following: (i)a certificate may not be issued until the stock represented by it is fully paid; (ii)each stock certificate shall be in such form, not inconsistent with law or with the Charter, as shall be approved by the Board of Directors or any officer or officers designated for such power by resolution of the Board of Directors; (iii)each stock certificate shall be signed by the Chairman, the President, or a Vice President, and countersigned by the Secretary, an Assistant Secretary, the Treasurer, or an Assistant Treasurer; (iv)any or each of the signatures on a stock certificate, including that of any transfer agent or registrar, may be a facsimile; (iv)a certificate is valid and may be issued whether or not an officer, transfer agent or registrar, having executed such certificate in such capacity, no longer serves in such capacity  when the certificate is issued.

(b)           Uncertificated Shares.  Shares of the Corporation’s stock may also be evidenced by registration in the holder’s name in uncertificated, book-entry form on the books of the Corporation.  Within a reasonable time after the issuance or transfer of uncertificated shares, to the extent required by applicable law, the Corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates representing shares of that class of stock.  Except as otherwise expressly provided by law, the rights and obligations of the holders of shares represented by certificates and the rights and obligations of the holders of uncertificated shares of the same class and series shall be identical.

SECTION 5.02.   Transfers.  Subject to the restrictions provided in the Charter, shares of stock represented by certificates shall be transferable on the books of the Corporation only by the holder of record thereof, in person or by duly authorized attorney-in-fact, upon surrender and cancellation of a certificate or certificates for such shares, with an assignment or power of transfer endorsed thereon or delivered therewith, duly executed, and with such proof of the authenticity of the signature and of authority to transfer, and of payment of transfer taxes, as the Corporation or its agents may require.  Transfers of uncertificated shares shall be made on the books of the Corporation only by the record holder thereof, or by an attorney-in-fact, upon presentation of proper evidence of authority to transfer in accordance with customary procedures for transferring shares in uncertificated form.

SECTION 5.03.   Record Date and Closing of Transfer Books.  The Board of Directors may set a record date or direct that the stock transfer books be closed for a stated period for the purpose of making any proper determination with respect to stockholders, including which stockholders are entitled to (A) notice of a meeting, (B) vote at a meeting, (C) receive a dividend, or (D) be allotted other rights.  The record date may not be prior to the close of business on the day the record date is fixed and, except as may be necessary as a result of  Section 1.08 hereof, may not be more than 90 days before the date on which the action requiring the determination will be taken.  The transfer books may not be closed for a period longer than 20 days, and, in the case of a meeting of stockholders, the record date or the closing of the transfer books shall be at least ten days before the date of the meeting.

SECTION 5.04.   Stock Ledger.  The Corporation shall maintain a stock ledger which contains the name and address of each stockholder and the number of shares of stock of each class which the stockholder holds.  The stock ledger may be in written form or in any other form which can be converted within a reasonable time into written form for visual inspection.  The original or a duplicate of the stock ledger shall be kept at the offices of a transfer agent for the particular class of stock, or, if none, at the principal office of the Corporation.

SECTION 5.05.   Certification of Beneficial Owners.  The Board of Directors may adopt by resolution a procedure by which a stockholder of the Corporation may certify in writing to the Corporation that any shares of stock registered in the name of the stockholder are held for the account of a specified person other than the stockholder.  The resolution shall set forth the class of stockholders who may certify; the purpose for which the certification may be made; the form of certification and the information to be contained in it; if the certification is with respect to a record date or closing of the stock transfer books, the time after the record date or closing of the stock transfer books within which the certification must be received by the Corporation; and any other provisions with respect to the procedure which the Board considers necessary or desirable.  On receipt of a certification which complies with the procedure adopted by the Board in accordance with this Section, the person specified in the certification is, for the purpose set forth in the certification, the holder of record of the specified stock in place of the stockholder who makes the certification.

SECTION 5.06.   Lost Stock Certificates.  The Board of Directors of the Corporation may determine the conditions for issuing a new stock certificate or, at the request of the holder, substitute stock in uncertificated form, in place of one which is alleged to have been lost, stolen, or destroyed, or the Board of Directors may delegate such power to any officer or officers of the Corporation.  In their discretion, the Board of Directors or such officer or officers may refuse to issue such new certificate save upon the order of some court having jurisdiction in the premises.

SECTION 5.07.   Regulations.  The Board of Directors may make such additional rules and regulations as it may deem expedient, and not inconsistent with these Bylaws, concerning the issue, transfer and registration of certificated or uncertificated shares of stock of the Corporation.

RESOLVED, that the Corporation’s registrar and transfer agent is hereby authorized and directed to establish such accounts, records and procedures as it deems necessary or desirable to establish a book-entry system on behalf of the Corporation and provide for the issuance and transfer of uncertificated shares of the Corporation’s capital stock and to enter into such agreements with respect thereto with The Depositary Trust Company or any other entity authorized by the New York Stock Exchange or any other national securities exchange on which the Corporation’s stock is traded with respect to a direct registration system for the Corporation’s stock, and further

RESOLVED, that the officers of the Corporation are hereby authorized and directed to take such further actions and execute on behalf of the Corporation such agreements, certifications and filings as they may determine to be necessary or desirable with respect to uncertificated shares of the Corporation’s stock, the book-entry system of the transfer agent and registrar and the direct registration system to comply with the requirements of the New York Stock Exchange or otherwise in connection with the foregoing resolutions.